                                                                     EXHIBIT 4.2




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                            SHARE EXCHANGE AGREEMENT


                                  BY AND AMONG


                       TRANSCOASTAL MARINE SERVICES, INC.
                             A DELAWARE CORPORATION

                        J & D CAPITAL INVESTMENTS, L.C.,
                       A NEVADA LIMITED LIABILITY COMPANY

                               JAMES B. THOMPSON

                                      AND

                               BELDON E. FOX, JR.


                              ______________, 1997

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
                            SHARE EXCHANGE AGREEMENT


     THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is made this ____ day of __________, 1997 (the "Effective Date"), between TRANSCOASTAL MARINE SERVICES, INC., a Delaware corporation (the "Company"), J & D Capital Investments, L.C., a Nevada limited liability company ("J & D"), James B. Thompson ("Thompson"), and Beldon E. Fox, Jr. ("Fox") (collectively, J & D, Thompson and Fox shall be referred to herein as the "Founders").

     WHEREAS, each Founder holds shares of the Company's common stock, par value $.001 per share (collectively, "Founder Common Stock");

     WHEREAS, the Company has entered into an Agreement and Plan of Merger with each of Woodson Construction Company, Inc., a Louisiana corporation ("Woodson"), Kori Corporation, a Louisiana corporation ("Kori"), and Envirosystems, Inc., a Louisiana corporation ("Envirosystems"), and a Purchase and Sale Agreement with Laine Construction Company, Inc., a Louisiana corporation ("Laine") (collectively, Woodson, Kori, Envirosystems and Laine shall be referred to herein as the "Woodson Companies," the Company's acquisition of the Woodson Companies is the "Woodson Acquisition"); and

              WHEREAS, as consideration for the acquisition of the Woodson Companies, the Founders have agreed upon the occurrence of certain conditions to exchange their outstanding common stock, par value $.001 per share ("Common Stock"), of the Company for restricted common stock of the Company, par value $.001 ("Restricted Common Stock");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                                1.  THE EXCHANGE

     1.1. The Exchange. The Founders hereby agree to exchange any and all shares of Founders Common Stock for Restricted Common Stock effective immediately following the Woodson Acquisition as required to ensure that the aggregate voting power of all Common Stock received by all shareholders of the Woodson Companies in the Woodson Acquisition would exceed the aggregate voting power of the Founders (the "Exchange"). The Exchange shall be consummated in the event, but only in the event that the Company successfully completes its IPO (as defined below) within one year from the Effective Date, and only to the extent that the aggregate voting power of all Founder Common Stock would exceed the aggregate voting power of all Common Stock received by shareholders of the Woodson Companies in the Woodson Acquisition but for the Exchange. In such event, the Exchange shall be deemed to occur automatically and without any further action on the part of any person with respect to shares of Common Stock held by each Founder, pro rata, in proportion to the total number of shares of Common Stock held by all such Founders, effective as of the successful completion of the IPO. The closing (the "Closing") will take place at 9:00 a.m. at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas contemporaneously with the Closing of the Company's IPO (the "Closing Date"). At the Closing, the Founders shall deliver to the Company certificates representing the Founder Common Stock, and a completed letter of transmittal for each Founder, and the Company shall deliver to the Founders, allocated in proportion to their respective holdings of Founder Common Stock as set forth on Exhibit 1.1 to this Agreement, certificates evidencing 975,000 shares in the aggregate of Common Stock and Restricted Common Stock, and each Founder shall receive the same number of shares delivered to the Company, and substantially the same ratio of Common Stock to Restricted Common Stock as each of the other Founders, subject to any adjustments for any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, or exchange of shares or the like.
For purposes of this Agreement, the term "IPO" means the first underwritten public offering of the Company's common stock, $.001 par value ("Common Stock"), other than any offering pursuant to any registration statement (i) relating to any capital stock of the Company or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Company, or any of its subsidiaries
(ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Company, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor or similar provisions.

                       2.  REPRESENTATIONS AND WARRANTIES
                                OF THE FOUNDERS

     2.1. The Founders, jointly and severally, hereby represent and warrant to the Company as follows:

              2.1.1. Stock Ownership. Each Founder owns, beneficially and of record, with full power to vote, the number of shares of Founder Common Stock set forth beside such Founder's name on Exhibit 1.1 and such shares are so held by the Founders free and clear of all liens, encumbrances and claims whatsoever.

              2.1.2. Authority. Each Founder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by the Founders (each a "Founder Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by each Founder and constitutes, and each Founder Related Document, when duly executed and delivered by each Founder who is a party thereto will constitute, legal, valid and binding obligations of such Founder enforceable against such Founder in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

              2.1.3. Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Founders of this Agreement or any Founder Related Document. The execution, delivery and performance by each Founder of this Agreement and the Founder Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which such Founder is a party or by which such Founder or such Founder's assets or properties may be bound or affected or any law, rule or regulation applicable to such Founder or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over such Founder.

               3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.1. Representations and Warranties. The Company hereby represents and warrants to the Founders as follows:

              3.1.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a material adverse effect.

              3.1.2. Capitalization of the Company. As of the date hereof, the total authorized capital stock of the Company is 20,000,000 shares of Common Stock, of which 1,256,000 shares are issued and outstanding and of which 0 shares are held in the treasury of the Company, 2,000,000 shares of Preferred Stock, $.001 par value, of which 0 shares are issued and outstanding and 0 shares are held in the treasury of the Company, and 3,000,000 shares of Restricted Common Stock, of which 0 shares are issued and outstanding and 0 shares are held in the treasury of the Company. The outstanding shares of Common Stock have been duly and validly issued and are fully paid and non-assessable.

              3.1.3. Authority. The Company has full right, power, legal capacity and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby and to consummate the transactions contemplated herein and thereby (the "Company Related Documents"). This Agreement has been duly executed and delivered by the Company and constitutes, and all the Company Related Documents, when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

              3.1.4. Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Company of this Agreement or the Company Related Documents or the consummation by the Company of the transactions contemplated hereby.


                         4. SURVIVAL, INDEMNIFICATIONS

     4.1. Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive for a period of twelve (12) months after the date hereof (the "Survival Period"). The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

     4.2.     Indemnification.

              4.2.1. The Company Indemnified Parties. Subject to the provisions of Sections 4.1 hereof, the Founders, jointly and severally, shall indemnify, save and hold harmless the Company and any of its assignees (including lenders) and all of its respective officers, directors, employees, representatives, agents, advisors and consultants and all of its respective heirs, legal representatives, successors and assigns (collectively the "Company Indemnified Parties") from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

              (i) the breach of any covenant of any Founder or the failure by the Founders to perform any obligation of any Founder contained herein or in any Founder Related Document; and

              (ii) any inaccuracy in or breach of any representation or warranty of any Founder contained herein or in any Founder Related Document.

The foregoing indemnities shall not limit or otherwise adversely affect the rights of indemnity of the Founders Indemnified Parties (as defined below) for Losses under Section 4.2.2.

              4.2.2. The Company Indemnity. Subject to the provisions of Sections 4.1, the Company shall indemnify, save and hold harmless the Founders and the Founders' heirs, legal representatives, successors and assigns (the "Founder Indemnified Parties") from and against all Losses arising from, out of or in any manner connected with or based on:

              (i) any breach of any covenant of the Company or the failure by the Company to perform any obligation of the Company contained herein or in the Company Related Documents; and

              (ii) any inaccuracy in or breach of any representation or warranty of the Company contained herein or in the Company Related Documents.

The foregoing indemnities shall not limit or otherwise adversely affect the Company Indemnified Parties' rights of indemnity for Losses under Section 4.2.1.

     4.3. Notice. The party (the "Indemnified Party") which may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this
Section 5.3 shall relieve the Indemnifying Party of its obligations under this
Article 5 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice. The Company shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Founders shall at all times have the right, at their option, to participate fully therein, and (ii) if the Company does not proceed diligently to defend the third-party claim, suit action or proceeding within ten (10) days after receipt of notice of such third-party claim, suit, action or proceeding, the Founders shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a the Company Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on ten (10) days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives ten (10) days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within ten (10) days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 4.3, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party which are pertinent to the defense. The parties agree that the Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

                                5. MISCELLANEOUS

     5.1. Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

     To the Founders:

              J & D Capital Investments, L.C.
              c/o Mr. G. Darcy Klug
              505 Lorie Avenue, Suite I
              Lafayette, Louisiana  70507
              Telecopy: (318) 896-0034*

              Mr. Beldon E. Fox, Jr.
              c/o The Red Fox Companies of New Iberia, Inc.
              4506 South Lewis Street
              New Iberia, Louisiana 70560
              Telecopy: (318) 367-1756

              Mr. James B. Thompson
              c/o TransCoastal Marine Services, Inc.
              3535 Briarpark, Suite 210
              Houston, Texas 77042
              Telecopy: (713) 781-6364

     To the Company:

              TransCoastal Marine Services, Inc.
              3535 Briarpark, Suite 210
              Houston, Texas 77042
              Attention: President
              Telecopy: (713) 781-6364

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

     To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 5.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

     5.2. Further Documents. The Founders shall, at any time and from time to time after the date hereof, upon request by the Company and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Founders hereunder.

     5.3. Assignability. No Founder shall assign this Agreement in whole or in part without the prior written consent of the Company, except by the operation of law. The Company may assign its rights under this Agreement and the Founder Related Documents without the consent of either Founder.

     5.4. Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

     5.5. Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

     5.6. Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

     5.7. CONTROLLING LAW AND JURISDICTION. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

     5.8. No Third Party Beneficiaries. No person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

     5.9. Amendments and Waivers. This Agreement may be amended by the Company and the Founders; provided that all amendments to this Agreement must be by an instrument in writing signed on behalf of the Company and by the Founders. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

     5.10. Non-Recourse. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Agreement shall be had against any incorporator, organizer, promoter, Founder, officer, director, employee or representative as such (other than the Founders as set forth herein), past, present or future, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement.

     5.11. When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Company and the Founders.

     5.12. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

     5.13. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     5.14. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     5.15. No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

     5.16. Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby.




                         [SIGNATURES ON FOLLOWING PAGE]





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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                                  THE COMPANY:

                                  TRANSCOASTAL MARINE SERVICES, INC., a
                                  Delaware corporation


                                  By:  /s/ BILL STALLWORTH
                                      ------------------------------------------
                                        Bill Stallworth, Chief Executive Officer

                                  FOUNDERS:

                                  J & D Capital Investments, L.C.


                                  By: /s/ G. DARCY KLUG
                                     -------------------------------------------
                                          G. Darcy Klug, President


                                   /s/ JAMES B. THOMPSON
                                  ----------------------------------------------
                                  James B. Thompson (Individually)


                                   /s/ BELDON E. FOX, JR.
                                  ----------------------------------------------
                                  Beldon E. Fox, Jr. (Individually)

                                  EXHIBIT 1.1
                         (TO SHARE EXCHANGE AGREEMENT)


                        HOLDERS OF FOUNDER COMMON STOCK


                                                         NUMBER OF SHARES OF
               FOUNDER                                   FOUNDER COMMON STOCK
               -------                                   --------------------
               J & D Capital                               800,000 shares
               Investments, L.C.

               James B. Thompson                           100,000 shares

               Beldon E. Fox, Jr.                           75,000 shares